COMMUNICATION FOR BROKER DEALERS AND FINANCIAL ADVISORS
WHO ARE AFFILIATED WITH AMERICAN REALTY CAPITAL-RETAIL

CENTERS OF AMERICA, INC. SELLING GROUP MEMBERS

NOT FOR FURTHER DISTRIBUTION

We are pleased to provide you with information regarding the upcoming close of the American Realty Capital Retail Centers of America (“ARC Retail”) public non-listed offering.  This offering will close to new investments upon the earlier of:

A)      Raising $1.5 billion;

OR

B)      September 12, 2014

Through July 29, 2014, approximately $510 million of the $1.5 billion registered (excluding amounts registered under the company’s distribution reinvestment plan) has been raised.

In order to allow for associated processing time needed, the transfer agent for ARC Retail will accept ARC Retail subscriptions in good order dated on or before September 12, 2014 and received no later than November 14, 2014.  Funding for submitted subscriptions must also be received on or before November 14, 2014.

We will provide periodic updates to this information over the remaining offering period.

Please call us at 877-373-2522 with any questions on this information.

Sincerely,

Louisa

Louisa Quarto
President
Realty Capital Securities

Not For Further Distribution
Please do not forward this electronic communication.

Copyright (C) 2014 Realty Capital Securities, LLC All rights reserved.

Realty Capital Securities, LLC (Member FINRA/SIPC) is the dealer manager for American Realty Capital-Retail Centers of America, Inc. This is neither an offer to sell or a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus.

One Beacon Street, 14th Floor, Boston, MA 02108 | T: 877-373-2522.